EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME,

PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

September 4, 2025

Dear Emery Partners Income Credit Strategies Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Emery Partners Income Credit Strategies Fund (the “Fund”). If you are not interested in having the Fund repurchase your shares in the Fund (“Shares”) valued as of December 31, 2025, please disregard this notice and take no action.

The tender offer period will begin on September 4, 2025 and will end at 11:59 PM, Eastern Time, on October 1, 2025, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to shareholders of the Fund. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by the Fund no later than 11:59 PM, Eastern Time, on October 1, 2025. If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver a Letter of Transmittal to Emery Partners Income Credit Strategies Fund, c/o UMB Fund Services, Inc., PO Box 2175, Milwaukee, WI 53201-2175 or send overnight to Emery Partners Income Credit Strategies Fund, Attn: UMB Fund Services, Inc., 235 W. Galena Street, Milwaukee, WI 53212 or (ii) email it to AIProcessing@UMB.com or fax it to the Fund at (816) 860-3140, so that it is received before 11:59 p.m., Eastern time, on the Notice Date of October 1, 2025.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Fund at (866) 509-1893.

Sincerely,

EMERY PARTNERS INCOME CREDIT STRATEGIES FUND